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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement relating to Class A Common Stock of Nextel International, Inc. and subsidiaries on Form S-1 of our report dated February 22, 2000 (March 24, 2000 as to Note 7 and the last paragraph of Note 3, June 29, 2000 as to the first four paragraphs of Note 15 and August 4, 2000 as to the last six paragraphs of Note 15) accompanying the financial statements and schedules appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Selected Consolidated Historical Financial Information" and "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP

McLean, VA
August 15, 2000